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MEDIA CONTACT:    Katherine K. Putnam
                  713/507-3936
ANALYST CONTACT:  Dean Ayers
                  713/507-6852


                     NGC CORPORATION CLOSES ACQUISITION OF
                 DESTEC ENERGY, ASSET SALES TO AES CORPORATION

     HOUSTON (June 30, 1997) -- NGC Corporation today announced that it has closed its acquisition of Destec Energy, Inc., a leading independent power producer, and has closed on the related sale of most of Destec's international projects and operations to AES Corporation for $407 million, subject to certain
adjustments.   The net cost of the assets to be retained by NGC, originally expected to be approximately $400 million, is now estimated to be in the range of $300 to $325 million, after the sale of certain non-strategic assets. Destec Energy will retain its name and operate as a subsidiary of NGC.

     NGC President Thomas M. Matthews said, "The acquisition of Destec adds an important new business to our Energy Store of products and services. Similar to the successful strategy that made NGC North America's largest natural gas and gas liquids marketer, we are enhancing our power marketing business with a substantial asset base. Destec also provides a platform for future domestic and international growth. Although we have sold most of Destec's international assets because they are not strategic to our interests, NGC will pursue an international strategy for the power generation business with those remaining assets, as well as future opportunities."


                                     -more-
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NGC CLOSES DESTEC ACQUISITION, SALE TO AES
2-2-2-2-2


     Over the next few weeks, NGC also expects to complete the sale of other Destec assets, including oil, natural gas and lignite reserves and Tiger Bay CoGen, a 212-megawatt power plant, to Florida Power Corp.

NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

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